Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

APPLIED DNA SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	41,640,625(3)	$0.185	$7,703,515.63	0.0001531	$1,179.41

	Total Offering Amounts					$7,703,515.63		$1,179.41

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$1,179.41

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of our common stock, par value $0.001 per share (the “Common Stock”) as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $0.19 and low $0.18 sale prices of our Common Stock on November 13, 2024, as reported on The Nasdaq Capital Market.

(3)	Comprised of shares issuable upon the exercise of an aggregate of 41,640,625 warrants, which includes (i) 20,312,500 Series C Warrants to purchase shares of our Common Stock, (ii) 20,312,500 Series D Warrants to purchase shares of our Common Stock and (iii) 1,015,625 Placement Agent Warrants to purchase shares of our Common Stock.